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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
DYNAMIC MATERIALS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2005

To the Stockholders of DYNAMIC MATERIALS CORPORATION:	April 29, 2005

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DYNAMIC MATERIALS CORPORATION, a Delaware corporation (the "Company"), will be held on June 3, 2005 at 9:00 a.m. local time at the St. Julien Hotel in Boulder, Colorado 80301 for the following purposes:

  1.
  To elect directors to hold office until the 2006 Annual Meeting of Stockholders.

  2.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        The Board of Directors has fixed the close of business on April 20, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA RICHARD A. SANTA Vice President, Chief Financial Officer and Secretary

Boulder, Colorado

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THAT PURPOSE, WITH POSTAGE PREPAID IF MAILED IN THE UNITED STATES. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2005

Information Concerning Solicitation and Voting

General

        The enclosed proxy, attached as Appendix A, is solicited on behalf of the Board of Directors of Dynamic Materials Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 3, 2005 at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the St. Julien Hotel, which is located at 900 Walnut Street in Boulder, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about May 3, 2005, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of the Company beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

        Only holders of record of common stock at the close of business on April 20, 2005 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 20, 2005, the Company had 5,467,313 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be considered present at the Annual Meeting for the purpose of establishing a quorum.

        With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

        Brokerage firms who hold shares in "street name" for customers have the authority to vote those shares with respect to the election of directors if such firms have not received voting instructions from a beneficial owner.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5405 Spine Road, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If no direction is indicated, the shares will be voted FOR the election of each of the nominees for director. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Annual Meeting.

Stockholder Proposals

        Proposals of stockholders that are intended to be presented at the Company's 2006 Annual Meeting of Stockholders must be received by the Company not later than December 26, 2005 in order to be included in the proxy statement and proxy relating to that annual meeting.

        Any stockholder proposal to be considered at the Company's 2006 Annual Meeting, but not included in the proxy materials, must be submitted in writing and received by the Company not fewer than 60 days prior to the 2006 Annual Meeting; provided, however, that in the event that fewer than 70 days' notice or public announcement of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business of the tenth day following the day on which public announcement of the meeting date is first made by the Company.

PROPOSAL 1

ELECTION OF DIRECTORS

        There are seven nominees for election to the Board of Directors. Each director to be elected will hold office until the 2006 Annual Meeting of Stockholders. In any event, a director elected pursuant to this proxy statement will hold office until his successor is elected and is qualified, or until such director's earlier death, resignation or removal.

        The Board of Directors has determined that the Company is a "controlled company," as defined in Rule 4350(c)(5) of the listing standards of the National Association of Securities Dealers, Inc. ("Nasdaq"), based on SNPE, Inc.'s ownership of approximately 52% of the Company's outstanding common stock as of December 31, 2004. Accordingly, the Company is exempt from certain requirements of the Nasdaq listing standards, including the requirement to maintain a majority of independent directors on the Company's Board of Directors and the requirements regarding determination of compensation for executive officers and the nomination of directors by independent directors. Directors are encouraged to attend the Company's Annual Meeting of Stockholders. Five directors attended the 2004 Annual Meeting of Stockholders held on June 10, 2004.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

NOMINEES

        The names of the nominees and certain information about them are set forth below.

        Mr. Michel Nicolas.    Mr. Nicolas, age 65, has served as a director of the Company since June 2004. He is currently Executive Vice President, Chemicals of Groupe SNPE, a position he has held since June 2004. Mr. Nicolas has spent most his career with Groupe SNPE and, from January 1996 through May 2004, was Senior Vice President, Industrial Affairs and Development.

        Mr. Michel Rieusset.    Mr. Rieusset, age 51, has served as a director of the Company since November 2004. He is currently General Counsel of Groupe SNPE, a position he has held since September 2004. Prior to joining Groupe SNPE, Mr. Rieusset served as General Counsel of France of Havas from September 2002 to April 2004, as General Counsel of Motorola France from October 1999 to September 2002, and as Senior Counsel of Groupe Bongrain from April 1991 to October 1999.

        Mr. Francois Schwartz.    Mr. Schwartz, age 58, has served as a director of the Company since January 2004. He is currently the Corporate Senior Vice President, Financial and Legal Affairs of Groupe SNPE, a position he has held since July 2003. Prior to joining Groupe SNPE, Mr. Schwartz had served as Deputy Senior Vice President, Finance of the Renault Group from February 2002 to July 2003 and Deputy Chief Financial Officer of the Renault Group from 1993 to February 2002.

        Mr. Bernard Zeller.    Mr. Zeller, age 58, is currently Senior Vice President Strategy and Development of Groupe SNPE, a position he has held since January 2005. He has spent his entire career with Groupe SNPE. Mr. Zeller served as CEO of PyroAlliance, an advanced ordnance pyrotechnics subsidiary of Groupe SNPE, from September 1994 through December 2004 and as Vice President Development of SNPE Matériaux Energétiques from January 2001 to December 2004. He has also served as CEO of Structil, an advanced composite materials subsidiary of Groupe SNPE, since January 2000.

        Mr. Dean K. Allen.    Mr. Allen, age 69, has served the Company as a director since July 1993. In January 2001, Mr. Allen retired as President of Parsons Europe, Middle East and South Africa, a position he had held since February 1996. Mr. Allen was Vice President and General Manager of Raytheon Engineers and Constructors, Europe, from February 1994 to December 1995.

        Dr. George W. Morgenthaler.    Dr. Morgenthaler, age 78, has served as a director of the Company since June 1986. Dr. Morgenthaler also served as a director during the period from 1971 to 1976. Dr. Morgenthaler has been a Professor of Aerospace Engineering at the University of Colorado at Boulder since 1986. He has served as Department Chair, Director of the University of Colorado's BioServe Commercial Space Center and Associate Dean of Engineering for Research. Previously, Dr. Morgenthaler was Vice President of Martin Marietta Aerospace and Martin Marietta Aluminum Companies, Vice President Primary Products Division of Martin Marietta Aluminum Co. and Vice President and General Manager of the Baltimore Division of Martin Marietta Aerospace Co. Dr. Morgenthaler served as a director of Computer Technology Assoc. Inc. from 1993 to 1999 and served as a director of Columbia Aluminum Company from 1987 to 1996.

        Mr. Gerard Munera.    Mr. Munera has served as a director of the Company since September 2000. From October 1996 to the present, Mr. Munera, age 69, has been General Manager of Synergex Group LLC, a personally controlled holding company with diversified investments, including real estate, securities, gold mining and high technology industries. Mr. Munera is also Director of SiVault Systems, Inc. and Meridian Gold Inc. Between 1990 and 1991, Mr. Munera was Senior Vice President of Corporate Planning and Development and a member of the Executive Committee of RTZ plc. Between 1991 and 1994, Mr. Munera was President of Minorco (USA), a diversified $1.5 billion natural resources group. From 1994 to October 1996, Mr. Munera was Chairman and CEO of Latin American Gold Inc., a gold exploration and mining company.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

Executive Officers

        The following individuals serve as executive officers of the Company. Each executive officer is appointed by the Board of Directors and serves at the pleasure of the Board.

Name	Position	Age
Mr. Yvon Pierre Cariou	President and Chief Executive Officer	59
Mr. Richard A. Santa	Vice President, Chief Financial Officer and Secretary	54
Mr. John G. Banker	Vice President, Marketing and Sales, Clad Metal Division	58

        Mr. Yvon Pierre Cariou.    Mr. Cariou has served as President and Chief Executive Officer since November 2000. From March 2000 to November 2000, Mr. Cariou was a consultant who performed research and development projects for the oil industry and market research for a start-up company. From November 1998 to March 2000, Mr. Cariou was President and Chief Executive Officer of Astrocosmos Metallurgical Inc., a division of Groupe Carbone Lorraine of France, involved in the design and fabrication of process equipment for the chemical and pharmaceutical industries. From September 1993 to September 1998, Mr. Cariou was a Partner and Vice President Sales and Marketing of Hydrodyne/FPI Inc., an aerospace components manufacturer specializing in liquid propulsion. From January 1991 to September 1993, Mr. Cariou was President of MAINCO Corp., an elevator design, build and service company and a division of Nu-Swift, a public company based in the United Kingdom. Earlier in his career, Mr. Cariou served as President/CEO of L.A. Water Treatment Inc., an industrial and municipal water treatment systems company and a subsidiary of London-based Thames Water Plc and as President/CEO of Goldsworthy Engineering, a specialist in the engineering and manufacture of automated systems for the laying of aerospace composite materials. He also spent fifteen years with Carbone Lorraine, a global industrial components manufacturer, where he held various executive positions in France and the United States, including President of Carbone USA Corp.

        Mr. Richard A. Santa.    Mr. Santa has served as Vice President, Chief Financial Officer and Secretary of the Company since October 1996 and served as interim Chief Financial Officer from August 1996 to October 1996. Prior to joining the Company in August 1996, Mr. Santa was Corporate Controller of Scott Sports Group Inc. from September 1993 to April 1996. From April 1996 to August 1996, Mr. Santa was a private investor. From June 1992 to August 1993, Mr. Santa was Chief Financial Officer of Scott USA, a sports equipment manufacturer and distributor. Earlier in his career, Mr. Santa was a senior manager with Price Waterhouse, where he was employed for ten years.

        Mr. John G. Banker.    Mr. Banker has served as Vice President, Marketing and Sales, Clad Metal Division since June 2000. From June 1996 to June 2000, Mr. Banker was President of CLAD Metal Products, Inc. From June 1977 to June 1996, Mr. Banker was employed by the Company and served in various technical, sales and management positions. Mr. Banker held the position of Senior Vice President, Sales and New Business Development from June 1991 to July 1995.

Board Committees and Meetings

        During the fiscal year ended December 31, 2004, the Board of Directors held seven meetings. The Board currently has an Audit Committee and a Compensation Committee.

        The Audit Committee meets with the Company's independent registered public accounting firm at least four times a year to (i) review the results of the annual audit and discuss the financial statements; (ii) hire the independent registered public accounting firm to be retained; and (iii) receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the year 2004, the Audit Committee was composed of Mr. Dean K. Allen, Dr. George W. Morgenthaler and Mr. Gerard Munera, three non-employee directors who the Board of Directors has determined to meet the definition of "independent directors" under the Nasdaq's listing standards. The Audit Committee met five times during the 2004 fiscal year. The Audit Committee has determined that Mr. Gerard Munera qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.

        In June 2000, the Board adopted a written Charter of the Audit Committee. The charter, which was revised in April 2004, requires the Audit Committee be comprised of three or more independent directors, at least one of whom has relevant financial or accounting experience.

        The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and non-employee directors under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During the first half of the fiscal year ended December 31, 2004, the Compensation Committee was composed of four non-employee directors, Mr. Bernard Fontana, Mr. Dean Allen, Mr. Bernard Hueber, and Dr. George W. Morgenthaler. It met once during the 2004 fiscal year. As of June 2004, Mr. Bernard Fontana ceased to be a director of the Company. Mr. Michel Nicolas replaced Mr. Bernard Fontana on the Compensation Committee.

        The Board of Directors does not have a standing nominating committee or committee performing similar functions because it is a "controlled company" and, therefore, not required to have such a committee under the relevant rules of the Nasdaq. The Board of Directors does not have a formal policy with regard to the consideration of any director nominees recommended by its stockholders because historically the Company has not received recommendations from its stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would be unduly burdensome. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Any stockholder nominations proposed for Board consideration should include the nominee's name and qualifications for Board membership and should be mailed to c/o Corporate Secretary, Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301 or faxed at (303) 604-3948. The Company does not intend to treat stockholder recommendations in any manner different from other recommendations.

        Qualifications for consideration as a director nominee may vary according to the particular area of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Board of Directors considers, among other things, an individual's business experience, industry experience, financial background, breadth of knowledge about issues affecting the Company, time available for meetings and consultation regarding Company matters and other particular skills and experience possessed by the individual.

        The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

        The Board of Directors believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board of Directors, or to a specific director, may do so by delivering a letter to the Secretary of the Company at c/o Corporate Secretary, Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301 or fax to (303) 604-3948. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board of Directors or certain specified individual directors. The Secretary of the Company will open such communications and make copies, and then circulate them to the appropriate director or directors.

        During the fiscal year ended December 31, 2004, all of our current directors attended more than 75% of the aggregate of (i) the number of meetings of the Board and (ii) the number of meetings of the committees on which they served.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of April 20, 2005 by: (i) each person or group known by the Company to be the beneficial owner of more than 5% of the Company's common stock, (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all executive officers and directors of the Company as a group.

	Beneficial Ownership(1)
Name and Address(2) of Beneficial Owner	Number of Shares	Percent of Total
SNPE, Inc.(3) 101 College Road East Princeton, NJ 08540	2,763,491	50.55
Mr. Yvon Pierre Cariou(4)	62,069	1.12
Mr. Richard A. Santa(4)	117,592	2.12
Mr. John G. Banker(4)	60,355	1.09
Mr. Michel Nicolas(4)	7,500	*
Mr. Bernard Hueber(4)	5,000	*
Mr. Michel Rieusset(4)	—	*
Mr. Francois Schwartz(4)	1,836	*
Mr. Dean K. Allen(4)	33,000	*
Dr. George W. Morgenthaler(4)	97,778	1.78
Mr. Gerard Munera(4)	17,500	*
All executive officers and directors as a group(5) (10 persons)	402,630	7.02

*
Less than 1%

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 5,467,313 shares outstanding on April 20, 2005, adjusted as required by rules promulgated by the SEC.

(2)
Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

(3)
The information reported is based solely on information contained in the Form 4 filed by each of SNPE, Inc., SOFIGEXI, and SNPE. Each reported that it had shared voting and investment power and beneficial ownership of 2,763,491 shares.

(4)
Amounts reported include shares subject to stock options exercisable within 60 days of April 20, 2005 as follows: Mr. Cariou, 51,750 shares; Mr. Santa, 91,125 shares; Mr. Banker, 49,125 shares; Mr. Nicolas, 7,500 shares; Mr. Hueber, 5,000 shares; Mr. Rieusset, 0 shares; Mr. Schwartz, 1,836 shares; Mr. Allen, 25,000 shares; Dr. Morgenthaler, 30,000 shares; and Mr. Munera, 5,000 shares.

  Shares of common stock subject to options that are exercisable within 60 days of April 20, 2005 are deemed to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

(5)
The amount reported includes 266,336 shares subject to stock options exercisable within 60 days of April 20, 2005. The applicable percentage is based on 5,733,649 shares outstanding, which includes shares subject to stock options exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that each of Michel Nicolas and Michel Rieusset inadvertently failed to timely file a Form 3 and Form 4. These forms were subsequently filed reporting the appropriate information.

        We have adopted a Code of Ethics applicable to each of the Named Executive Officers (as defined below). The Code of Ethics has been posted on our website, www.dynamicmaterials.com.

Financial Performance

        The following graph compares the performance of the common stock with the Nasdaq Non-Financial Stocks Index and the Nasdaq Composite (US) Index. The comparison of total return (change in year end stock price plus reinvested dividends) for each of the years assumes that $100 was invested on December 31, 1999 in each of the Company, Nasdaq Non-Financial Stocks Index and the Nasdaq Composite (US) Index with investment weighted on the basis of market capitalization. Historical results are not necessarily indicative of future performance.

Total Return Analysis	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04
Dynamic Materials Corporation	$100.00	$84.03	$331.93	$199.16	$251.26	$1,020.17
Nasdaq Non-Financial Stocks	$100.00	$58.33	$44.61	$29.14	$44.61	$48.12
Nasdaq Composite (US)	$100.00	$60.31	$47.84	$33.07	$49.45	$53.81

EXECUTIVE COMPENSATION

Compensation of Directors

        Each non-employee director of the Company receives a quarterly retainer of $2,000, per meeting fees of $2,000 for attendance at non-telephonic Board meetings, $1,000 for attendance at telephonic Board meetings and $1,000 for attendance at committee meetings. In addition, each independent director receives per meeting fees of $2,000 for attendance at executive sessions, of which at least two need to be held each year. In the fiscal year ended December 31, 2004, the aggregate compensation paid to all non-employee directors was $164,533. The members of the Board of Directors are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings, in accordance with Company policy.

        During the fiscal year ended December 31, 2004, the Company granted options to individuals serving as non-employee directors of the Company for the purchase of an aggregate of 76,836 shares of common stock. During the fiscal year ended December 31, 2004, no options were exercised by individuals currently serving as non-employee directors.

        Each non-employee director of the Company receives automatic grants of non-statutory stock options under the 1997 Plan. Upon the initial election or appointment of a non-employee director to the Company's Board of Directors, such director is automatically granted, without further action by the Company, the Board of Directors or the stockholders of the Company, a non-statutory option to purchase 7,500 shares of common stock. On the date of each annual meeting of the Company's stockholders, each person who is then a non-employee director is automatically granted an option to purchase that number of shares of common stock of the Company determined by multiplying 5,000 shares by a fraction, the numerator of which is the number of days the person continuously has been a non-employee director since the date of the last annual meeting as of the date of grant and the denominator of which is 365. The options may be exercised as provided in each option agreement which typically states that the option may not be exercised until the date upon which the option holder has provided one year of continuous service as a non-employee director following the date of grant of the option. The term of each option is 10 years. If the non-employee director's continuous status as a director terminates, the option will terminate on the earlier of its expiration date and three months following the date of such termination.

Compensation of Executive Officers

SUMMARY OF COMPENSATION

        The following table shows compensation awarded or paid to, or earned by, the Company's executive officers (each, a "Named Executive Officer") during the fiscal years ended December 31, 2004, 2003 and 2002:

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Options (#)	All Other Compensation ($)
Yvon Pierre Cariou President and Chief Executive Officer	2004 2003 2002	260,000 240,000 225,000	169,250 — 90,000	— — —	— 32,000 30,000	10,700 13,604 8,070	(2) (3) (4)
Richard A. Santa Vice President, Chief Financial Officer and Secretary	2004 2003 2002	217,000 211,000 205,000	86,800 — 65,600	— — —	— 24,000 23,000	11,285 12,947 9,360	(5) (6) (7)
John G. Banker Vice President, Sales and Marketing	2004 2003 2002	145,000 132,500 128,750	179,600 52,500 146,551	— — —	— 24,000 23,000	10,569 8,986 6,379	(8) (9) (10)

(1)
Except as disclosed in this column, the amount of perquisites provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of total salary and bonus for each fiscal year.

(2)
Includes $3,300 of life insurance premiums and $7,400 of matching contributions under the 401(k) plan.

(3)
Includes $3,300 of life insurance premiums and $10,304 of matching contributions under the 401(k) plan.

(4)
Includes $2,570 of life insurance premiums and $5,500 of matching contributions under the 401(k) plan.

(5)
Includes $3,273 of life insurance premiums and $8,012 of matching contributions under the 401(k) plan.

(6)
Includes $3,269 of life insurance premiums and $9,678 of matching contributions under the 401(k) plan.

(7)
Includes $3,860 of life insurance premiums and $5,500 of matching contributions under the 401(k) plan

(8)
Includes $3,757 of life insurance premiums and $6,812 of matching contributions under the 401(k) plan.

(9)
Includes $3,189 of life insurance premiums and $5,797 of matching contributions under the 401(k) plan.

(10)
Includes $1,427 of life insurance premiums and $4,952 of matching contributions under the 401(k) plan

Stock Options

        The Company grants options to its executive officers, among others, under its 1997 Plan. As of April 20, 2005, options to purchase a total of 467,586 shares were outstanding under this plan and options to purchase 52,414 shares remained available for grant thereunder.

        The following table shows for the fiscal year ended December 31, 2004, certain information regarding options exercised by, and held at year-end by, the Company's above-referenced officers:

OPTION EXERCISES IN FISCAL YEAR 2004 AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2004	Value of Unexercised In-the-Money Options at December 31, 2004(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Yvon Pierre Cariou	—	—	45,500/46,500	$439,055/$437,565
Richard A. Santa	18,000	33,600	101,750/35,250	$619,810/$331,743
John G. Banker	—	—	34,750/35,250	$335,368/$331,743

(1)
i.e., value of options for which the fair market value of the common stock at December 31, 2004 ($12.14) exceeds the exercise price.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth certain information regarding the equity compensation plan as of December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	526,461	$3.78	140,414
Equity compensation plans not approved by security holders	0	$0.00	0

	526,461	$3.78	140,414

Employment Agreements

        Mr. Yvon Cariou entered into an Employment Agreement with the Company to continue to serve as President and Chief Executive Office of the Company. The agreement is effective as of January 1, 2005 until terminated (i) at any time with Cause (as defined in the Employment Agreement) or (ii) upon one year's written notice of termination or the payment of one year's salary, including a bonus for such period, for any reason other than Cause. The agreement provides for an annual base salary of $290,000 with annual adjustments at the discretion of the Board of Directors of the Company. The agreement also provides for annual incentive compensation, with the maximum percentage for 2005 set at 50% of base salary. An extra bonus may be paid on 4% of pre-tax income, before extraordinary items above 110% of budget. Mr. Cariou will be eligible to receive options to purchase shares of the common stock of the Company under the Company's 1997 Equity Incentive Plan, subject to the terms and conditions of such plan and the terms and conditions of the option agreement. The Employment Agreement also contains non-competition and non-solicitation covenants. These covenants, as described in the Employment Agreement, are effective during employment and for a period of 2 years following termination of employment.

        Mr. Richard Santa entered into an Employment Agreement with the Company to continue to serve as Vice President and Chief Financial Officer of the Company. The agreement is effective as of January 1, 2005 until terminated (i) at any time with Cause (as defined in the Employment Agreement) or (ii) upon one year's written notice of termination or the payment of one year's salary, including a bonus for such period, for any reason other than Cause. The agreement provides for an annual base salary of $223,500 with annual adjustments at the discretion of the Board of Directors of the Company. The agreement also provides for annual incentive compensation, with the maximum percentage for 2005 set at 40% of base salary. Mr. Santa will be eligible to receive options to purchase shares of the common stock of the Company under the Company's 1997 Equity Incentive Plan, subject to the terms and conditions of such plan and the terms and conditions of the option agreement. The Employment Agreement also contains non-competition and non-solicitation covenants. These covenants, as described by the Employment Agreement, are effective during employment and for a period of 1 year, with respect to non-competition, and 2 years, with respect to non-solicitation, following termination of employment.

        Mr. Banker entered into an Employment Agreement with the Company to continue to serve as Vice President Marketing and Sales, Clad Medal Division of the Company. The agreement is effective during the initial term beginning on January 1, 2005 and ending on December 31, 2007 unless otherwise terminated by either party pursuant to the terms of the agreement. Prior to the expiration of the initial term, the parties may negotiate a new employment contract of the agreement may be automatically extended. After the expiration of the initial term, the agreement may be terminated (i) at any time with Cause (as defined in the Employment Agreement) or (ii) upon one year's written notice of termination or the payment of one year's salary, including a bonus for such period, for any reason other than Cause. The agreement provides for an annual base salary of $200,000 with annual adjustments at the discretion of the Board of Directors of the Company. The agreement also provides for annual incentive compensation, with the maximum percentage for 2005 set at 60% of base salary. Mr. Banker will be eligible to receive options to purchase shares of the common stock of the Company under the Company's 1997 Equity Incentive Plan, subject to the terms and conditions of such plan and the terms and conditions of the option agreement. The Employment Agreement also contains non-competition and non-solicitation covenants. These covenants, as described by the Employment Agreement, are effective during employment and for a period of 2 years following termination of employment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Ernst & Young LLP ("E&Y") as the Company's independent registered public accounting firm for the year ending December 31, 2005.

        Representatives of E&Y are expected to be present at the Annual Meeting, and therefore will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        As of December 31, 2004, the Audit Committee was comprised of Mr. Dean K. Allen, Dr. George W. Morgenthaler and Mr. Gerard Munera, each of whom the Board of Directors has determined to be independent as such term is defined in the NASD listing standards. As required by the revised written Charter of the Audit Committee adopted by the Board of Directors in April 2004, the Audit Committee reviewed and discussed the audited financial statements for the Company with the Company's management. The Audit Committee has also discussed with E&Y, the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received from E&Y the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with E&Y that firm's independence. Nothing came to the attention of the Audit Committee that caused the Audit Committee to believe that the audited financial statements contain any materially misleading information or omit any material information. Based upon these discussions and the Audit Committee's review, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

        The Audit Committee also reviewed and discussed the fees paid, as listed below, to E&Y during the last two fiscal years for audit and non-audit services and has determined that the provision of the non-audit services are compatible with E&Y's independence. For fiscal year 2004, the Company paid E&Y aggregate fees of approximately $192,150. For fiscal year 2003, the Company paid E&Y aggregate fees of approximately $172,320.

Audit Fees

        The Company paid E&Y approximately $150,000 and $160,500 for aggregate fees billed for professional services rendered for the audit of the Company's 2004 and 2003 annual financial statements and review of the Company's 2004 and 2003 quarterly financial statements.

Audit Related Fees

        The Company paid E&Y approximately $2,500 and $1,160 in audit related fees for the 2004 and 2003 fiscal years respectively.

Tax Fees

        The Company paid E&Y approximately $11,200 for fees related to federal and state tax compliance during the fiscal year 2004. The Company also paid approximately $28,450 during 2004 for tax advice and tax planning. During the fiscal year 2003, the fees related to federal and state tax compliance were $10,660.

All Other Fees

        The Company did not pay out any fees in 2004 or 2003 for other professional services.

Audit Committee Pre-Approval Policies and Procedures

        In accordance with the SEC's rules requiring the Audit Committee to pre-approve all audit and non-audit services provided by the Company's independent auditor, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company's independent auditor prior to the commencement of the specified services. The Audit Committee approved all services performed by E&Y in fiscal year 2004 in accordance with the Company's formal policy on auditor independence.

                      Audit Committee Members

                      Dean K. Allen
                      George W. Morgenthaler
                      Gerard Munera

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

        The Company's executive compensation program is administered by the Compensation Committee of the Board, which is composed of four non-employee members of the Board. The Compensation Committee reviews compensation arrangements of all executive officers of the Company and recommends certain arrangements to the Board for approval. In reviewing the compensation of individual executive officers, the Compensation Committee takes under consideration published industry compensation surveys, compensation paid to executive officers at other comparable companies, current market conditions and the recommendations of management.

Compensation Philosophy

        The Company's compensation philosophy is to (i) provide a compensation program that will be able to attract and retain high caliber managerial talent, (ii) provide compensation opportunities that are competitive with those provided by other comparable companies, and (iii) create a balance between short-term performance measures and long-term strategic direction and decisions through incentive programs which are linked to stockholder value. Available forms of executive compensation include base salary, annual performance bonuses and stock options.

CEO Compensation

        The principal components of compensation for the Chief Executive Officer for fiscal 2004 included base salary, bonus and stock option grants. The Compensation Committee increased Mr. Cariou's base salary from $260,000 to $290,000, effective January 1, 2005, based largely on an assessment of his responsibilities within the Company, publicly available information about salaries of executives with similar responsibilities in companies of comparable size and scope, and the subjective evaluation of his overall performance and contribution to the Company.

Base Salary

        Base salary for executive officers is determined in the same manner as that of other salaried employees. Salary guidelines are established by comparing the responsibilities of the individual's position in relation to similar positions in comparable companies. Individual salaries are determined considering the person's performance against certain corporate objectives, such as successful execution of the Company's strategy, comparisons of budgeted amounts to actual amounts and overall profitability of the Company.

Bonus Plan

        The bonus plan, an annual incentive award plan, is a variable pay program for officers and other senior managers of the Company to earn additional annual cash compensation. The actual incentive award earned depends on the extent to which the Company or division objectives are achieved. At the start of each year, the Compensation Committee and the Board review and approve the performance objectives for the Company and individual officers. The Company's objectives consist of operating, strategic and financial goals that are considered critical to the Company's fundamental long-term goal-building stockholder value.

        After the end of the year, the Compensation Committee evaluates the degree to which the Company has met its goals and establishes a total bonus award pool under the Bonus Plan. Individual awards are determined by evaluating each participant's performance against Company or division objectives and allocating a portion of the award pool based upon the participant's bonus formula. Awards are paid in cash in February or March following the performance year.

Amended and Restated 1997 Equity Incentive Plan

        The 1997 Plan authorizes the Compensation Committee, or its designee, to grant incentive or non-statutory stock options to purchase shares of the Company's common stock. The purpose of the 1997 Plan is to enable the Company to attract, retain and motivate its employees and to enable employees to participate in the long-term growth of the Company by providing for or increasing the proprietary interest of such employees in the Company. Periodic grants are generally made annually to eligible employees, with additional grants being made upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Grants to executive officers under the 1997 Plan are designed to align a portion of the executive's compensation with the long-term interests of the Company's stockholders.

                      Compensation Committee Members

                      Michel Nicolas
                      Dean K. Allen
                      Bernard Hueber
                      George W. Morgenthaler

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On March 16, 2001, the Company announced that it had reached agreement to acquire 100% of the stock of Nobelclad Europe S.A. ("Nobelclad") and Nitro Metall Aktiebolag ("Nitro Metall") from Nobel Explosifs France ("NEF"). Nobelclad and Nitro Metall operate cladding businesses located in

Rivesaltes, France and Likenas, Sweden, respectively, which generated combined revenues of approximately $10.5 million in calendar year 2000. NEF is wholly owned by Groupe SNPE and is a sister company to SNPE, Inc., which owns approximately 51% of the Company's common stock. Mr. Francois Schwartz, a Director of the Company, is the President of SNPE, Inc. The acquisition closed on July 3, 2001. The purchase price was financed through a $4.0 million intercompany note agreement between the Company and SNPE, Inc. and the assumption of $1.23 million in third party bank debt associated with Nobelclad's acquisition of Nitro Metall from NEF prior to the Company's purchase of Nobelclad stock.

        The Company has a sales commission agreement with Clad Metal Products, Inc, which is 100% owned by Mr. John Banker, an executive Officer of the Company. Under this agreement, the Company will pay Clad Metal Products, Inc. 20% of the commissions that it earns on sales of certain non-explosion clad products. During fiscal year 2004, $7,142 was earned in commission and was subsequently paid in 2005.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA RICHARD A. SANTA Vice President, Chief Financial Officer and Secretary
April 29, 2005

        Accompanying this proxy statement is a copy of the Company's Annual Report to Stockholders, which includes the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004. Additional copies of the Annual Report and the Form 10-K are available without charge upon written request to: Corporate Secretary, Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

APPENDIX A

PROXY	PROXY

DYNAMIC MATERIALS CORPORATION
5405 SPINE ROAD, BOULDER, COLORADO 80301

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF STOCKHOLDERS—JUNE 3, 2005

        The undersigned hereby constitutes and appoints Yvon Pierre Cariou and Richard A. Santa, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Dynamic Materials Corporation to be held at the St. Julien Hotel in Boulder, Colorado on June 3, 2005, at 9:00 a.m. local time, and at any postponements, continuations and adjournments thereof, on all matters coming before said meeting.

        You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.

        PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

A-1

DYNAMIC MATERIALS CORPORATION
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. ☒

1.	Election of Directors	FOR all nominees (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below)
	Bernard Zeller ☐	Gerard Munera ☐	Dean K. Allen ☐
	Michel Rieusset ☐	Francois Schwartz ☐	George W. Morgenthaler ☐
Michel Nicolas ☐
2.	Upon such other matters as may properly come before the meeting
	FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1 through 2.

The Board of Directors recommends a vote "FOR" the listed proposal.

Dated:	, 2005
Signature(s)

Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc. should give a title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

A-2

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2005
PROPOSAL 1 ELECTION OF DIRECTORS
NOMINEES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY OF COMPENSATION
Summary Compensation Table
OPTION EXERCISES IN FISCAL YEAR 2004 AND FISCAL YEAR-END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS—JUNE 3, 2005